Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "WORTHY FINANCIAL, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF FEBRUARY, A.D. 2016, AT 1:48 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5972380 8100

SR# 20161108632

Authentication: 201882748

Date: 02-24-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:48 PM 02/24/2016
FILED 01:48 PM 02/24/2016
SR 20161108632 - File Number 5972380

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

WORTHY FINANCIAL, INC.

A STOCK CORPORATION

FIRST: The name of the corporation (hereinafter called the "Corporation") is Worthy Financial, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The registered agent in charge thereof is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is Fifty Million (50,000,000) shares of which Forty Million shares (40,000,000) shall be Common Stock, par value $0.0001 per share and Ten Million shares (10,000,000) shall be Preferred Stock, par value $0.0001 per share. Series of Preferred Stock may be created and issued from time to time, which such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

FIFTH: The name and address of the incorporator are as follows:

Charles B. Pearlman, Esq.
Pearlman Schneider LLP
2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, FL 33431

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The power to adopt, alter, amend or repeal Bylaws shall be vested in the Board of Directors.

EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its

stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

NINTH: To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iv) is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Delaware General Corporation Law, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 24th day of February 2016.

By: Charles B. Pearlman

Charles B. Pearlman, Incorporator

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of
Worthy Financial, Inc.
resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "**FOURTH**" so that, as amended, said Article shall be and read as follows:

> FOURTH: The total number of shares of stock which this Corporation is authorized to issue is Twelve Million (12,000,000) shares of which Ten Million shares (10,000,000) shall be Common Stock, par value $0.0001 per share and Two Million shares (2,000,000) shall be Preferred Stock, par value $0.0001 per share. Series of Preferred Stock may be created and issued from time to time, which such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualification, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of **December**, 2017.

By: ______________________ (signature)
Authorized Officer
Title: Executive Vice President

Name: Alan Jacobs
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:00 AM 12/08/2017
FILED 08:00 AM 12/08/2017
SR 20177463005 - File Number 5972380